Exhibit 99.1

Monitronics Announces Exchange Offer for its 9.125% Senior Notes due 2020

Dallas, Texas, November 4, 2013 — Monitronics International, Inc. (“Monitronics”), a wholly-owned subsidiary of Ascent Capital Group, Inc. (NASDAQ: ASCMA), announced today that it is commencing an exchange offer for $175 million aggregate principal amount of its outstanding 9.125% Senior Notes due 2020 (the “Original Notes”) and related guarantees upon the terms and conditions set forth in a prospectus, dated October 31, 2013, and in the accompanying letter of transmittal relating to the exchange offer. The exchange offer is being conducted in accordance with a registration rights agreement, dated July 17, 2013, entered into in connection with the issuance on July 17, 2013 by Monitronics of the Original Notes in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).

Under the exchange offer, Monitronics is offering to exchange all of the Original Notes and related guarantees for a like principal amount of their 9.125% Senior Notes due 2020 and related guarantees that have been registered under the Securities Act (the “Exchange Notes”). The terms of the Exchange Notes will be substantially identical to those of the Original Notes, except that the transfer restrictions and registration rights relating to the Original Notes will not apply to the Exchange Notes. The exchange offer will expire at 5:00 p.m., New York City time, on December 4, 2013, unless it is extended by Monitronics.

This press release does not constitute an offer to exchange the Exchange Notes for the Original Notes or a solicitation of an offer to exchange.  The exchange offer is only being made pursuant to the prospectus and letter of transmittal that have been filed with the Securities and Exchange Commission as part of a registration statement on Form S-4 which was declared effective by the Securities and Exchange Commission on October 28, 2013.

Copies of the prospectus, the letter of transmittal and other related documents may be obtained from U.S. Bank National Association, the exchange agent for the exchange offer, by calling (651) 466-6774, by e-mailing a request to jacob.schmitz1@usbank.com or by written request via mail to U.S. Bank National Association, West Side Flats Operations Center, 60 Livingston Avenue, Mail Station — EP-MN-WS2N, St. Paul, MN 55107-2292, Attention:  Monitronics International, Inc. / K. Wendy Kumar, Corporate Trust Services.

About Monitronics International, Inc.

Monitronics International, Inc., a wholly owned subsidiary of Ascent Capital Group, Inc. (NASDAQ: ASCMA), is one of the nation’s largest, fastest-growing home security alarm monitoring companies.  Monitronics, headquartered in Dallas, TX, is the principal operating company of Ascent.

Contact:
Erica Bartsch
Sloane & Company
212-446-1875
ebartsch@sloanepr.com